Anthony C. Weagley, Vice President & Treasurer



FOR IMMEDIATE RELEASE


CENTER BANCORP, INC. REPORTS  8.47% INCREASE IN SECOND QUARTER EARNINGS
-----------------------------------------------------------------------

Union, New Jersey, July 28, 2005 ---Center Bancorp, Inc. (NASDAQ, NM: CNBC), parent company to Union Center National Bank of Union, New Jersey, today reported earnings results for the second quarter ended June 30, 2005.

Highlights for the quarter:

      o Successful completion of the acquisition of Red Oak Bank, a $98.3 million commercial bank, on May 20, 2005. This merger serves to strengthen the Corporation's presence in the Morris County market.

      o     Second Quarter EPS of $.18 per share.

      o Total assets increased to $1.2 billion and positions Center as one of the largest New Jersey headquartered commercial banks.

      o     Consummation   of  a  $20.0   million   private   placement  of  the
            Corporation's stock on June 30, 2005.

      o Continued growth in the Corporation's loan portfolio. Excluding the impact of the merger with Red Oak, the Corporation achieved a net growth in loan volume on average of 11.06% for the second quarter and 9.2%, annualized for the six months ended June 30, 2005.

      o     Credit quality continues to remain high.

      o Deposit growth continues to remain strong with total deposits increasing to $721.2 million at June 30, 2005. o Payment of a 5% stock dividend to shareholders on June 15, 2005. o Book value increased to $7.57 at June 30, 2005 from $5.41 a year ago.

Net income for the second quarter of 2005 amounted to $1,933,000, an increase of 8.47% or $151,000 from the $1,782,000 earned for the comparable quarter of the previous year. On a per share basis, basic and fully diluted earnings per share were $.18; a 5.26% decrease from $.19 earned in the comparable three month period ended June 30, 2004. All common stock per share amounts in this press release have been restated to reflect all previously declared and paid common stock splits and common stock dividends.

For the six months ended June 30, 2005, net income amounted to $3,678,000, an increase of $172,000 or 4.91% as compared with the comparable six month period ended June 30, 2004. On a per share basis, basic and fully diluted earnings per share were $.34; a decrease of 8.11% from $.37 earned in the comparable six month period ended June 30, 2004. The Corporation's earnings per share figures include the increase in shares as a result of the acquisition of Red Oak Bank on May 20, 2005, the issuance of 1,904,761 shares of the holding company's common stock on June 30, 2005 in a private placement of its securities and the issuance of 888,888 shares of the holding company's common stock in a private placement of its securities on September 29, 2004.

John J. Davis, President & CEO of Center Bancorp, welcomed the shareholders and customers of Red Oak Bank, which was merged into the Corporation's Union Center National Bank subsidiary on May 20, 2005. He stated: "We welcome the opportunity to continue to expand our franchise in the attractive Morris County market with the addition of a true community bank. The merger with Red Oak was consistent with our company's continued strategy of highly focused growth within approximately 50 miles of our headquarters, through new branches and acquisitions of other financial institutions with a similar customer culture. In our view, Red Oak represented Center's best possible acquisition candidate currently in Morris County. This compliments our existing business strategies and core focus of providing personalized service to local markets through a diversified product line. We additionally see significant loan and core deposit growth opportunities as a result of an expanded market."

Commenting on the financial results for the quarter, he noted: "Results are consistent with prior periods, an achievement given the challenges resulting from both a highly competitive marketplace and the uncertainties of the economy. We did continue to experience some margin compression as a result of the continued flattening of the yield curve and increased cost of funds. We continue to make progress in sustaining positive trends such as loan and core deposit growth and an increase in noninterest income. Other factors which contributed to the results for the second quarter included a reduction in the provision for loan losses, offset by an increase in other expense."

Total interest income, on a fully tax-equivalent basis, for the second quarter of 2005, increased $2.8 million or 27.4% over the comparable 2004 quarterly period. Total interest expense increased by $2.3 million or 69.7% over the same quarterly period of 2004. For the six months ended June 30, 2005 total interest income on a fully tax-equivalent increased $4.3 million or 21.3% as compared to the comparable six month period in 2004. For the six months ended June 30, 2005 total interest expense increased $3.6 million or 56.2% as compared to the comparable six month period in 2004.

The Corporation's net interest margin declined by 30 basis points to 2.93% for the second quarter period ended June 30, 2005 as compared to the comparable period in 2004; on a linked sequential quarter, the Corporation's net interest margin declined 4 basis points from 2.97% for the first quarter of 2005. For the six months ended June 30, 2005, the Corporation's net interest margin declined 26 basis points from 3.21% for the comparable six month period in 2004. The decline in margin for both periods was in part due to the recent actions by the Federal Reserve Board raising rates 50 basis points in the second quarter of 2005 and 200 basis points since June 30, 2004; the flattening of the yield curve and a shift toward higher costing funds as part of the funding mix also contributed to the increase in interest expense in both periods. Continued efforts to improve the yield on interest earning-assets and to control the cost of funds have helped to mitigate some of the effects of the current margin compression. Management believes that the margin can be stabilized; however, a protracted flat yield curve is expected to have further impact on compression. Management believes that continuing growth in the loan portfolio can be expected in 2005, which should help to support margins as the yield curve continues to moderate and short term rates continue to rise.

The impact on net interest margins was to some extent mitigated by non-interest income, which increased by 12.8%, net of gains on securities sold, for the quarter and continues to be a strong contributing factor to the performance of the Corporation. Mr. Davis noted: "The Corporation continues to seek strategic initiatives to develop new sources of noninterest income to enhance current earnings and to create long-term sustainable quality earnings performance."

Interest expense for the second quarter increased $2.3 million or 69.7%. Mr. Davis stated: "As we had noted in the first quarter, the flattening of the yield curve has had a negative effect on our ability to increase spreads. We experienced an increase in the cost of funds during the second quarter, which increased at a faster pace (as a result of the Federal Reserve's rate tightening policy) than our ability to substantially increase asset yields."

Mr. Davis added: "We remain encouraged by the prospects for continued revenue growth in subsequent quarters in light of the sustained growth of the loan portfolio and increased opportunities to further increase the size of the loan portfolio with the completion of the Red Oak acquisition. The continued change in the earning asset mix should have a positive impact on net interest income."

Total average loan volumes for the second quarter of 2005 increased to $435.5 million, an increase of $74.0 million or 20.5% on average from $361.5 million on average for the comparable prior year quarter. On a linked sequential quarter comparison, total average loans increased by $54.8 million or 14.4% from $380.7 million on average during the first quarter of 2005. The merger with Red Oak Bank contributed $89.6 million in net loans. Strong growth in commercial and commercial real estate related loans provided the bulk of the loan growth in the second quarter.

For the six months ended June 30, 2005, total average loan volumes increased to $408.3 million, an increase of $53.6 million on average (up 15.1% from $354.7 million on average for the comparable six months ended June 30, 2004).

Mr. Davis stated: "We are encouraged by the key credit quality trends, which have been maintained during a period of strong loan growth and national economic instability." Asset quality continues to remain high and no additional provisions were made to the allowance for loan losses during the quarter. At June 30, 2005, the total allowance for loan and lease losses amounted to $4.9 million or 1.0% of total loans. The acquisition of Red Oak Bank contributed $1.2 million to the allowance. Net recoveries amounted to $6,000 for the six month period. Non-performing assets at June 30, 2005 consisted of non-accrual loans totaling $350,000 comprised of five commercial loans, $300,000 was related to assets acquired from Red Oak Bank; no loans were on non-accrual status at December 31, 2004 or March 31, 2005.

Interest-bearing liabilities increased $139.8 million on average during the second quarter of 2005, as compared to the second quarter in 2004. Total non-interest bearing core deposits increased $10.4 million on average in the second quarter of 2005 in comparison to the comparable quarter in 2004. At June 30, 2005 this source of funding amounted to $148.7 million or 20.6% of total deposits. The Corporation acquired $70.8 million total deposits with the merger with Red Oak Bank.

Non-interest income, increased $101,000, exclusive of gains on securities sold (which decreased $8,000). This was an increase of 12.8% for the second quarter compared with the comparable quarter in 2004. Noninterest income, including gains on securities sold, increased $93,000 or 11.3% for the second quarter compared with the comparable quarter in 2004. The increased revenue was primarily driven by the increase in other income, which includes loan fees, and annuity and insurance sales fees.

Total non-interest expense in the second quarter of 2005 was $5.4 million, up 10.58% as compared to the second quarter of 2004. Personnel-related expenses, the Corporation's largest non-interest operating expense component, increased 13.7% from a year ago. The increase was driven primarily by increased staffing levels, coupled with merit and promotional pay increases and certain employee related expenses. Red Oak Bank added $38,465 to personnel-related expenses during the second quarter. Full time equivalent staffing levels were 212 for the quarter compared to 189 in the second quarter of 2004. The 11.08% increase in other expense in the second quarter was primarily attributable to increased audit, legal and consulting expenses, in part due to continued compliance with Sarbanes Oxely.

The effective tax rate continues to be less than the statutory rates, substantially as a result of tax free income generated from the Corporation's municipal and other tax advantaged securities.

Total assets at June 30, 2005 reached $1.2 billion, an increase of $245.6 million or 26.3% from assets of $933.8 million at June 30, 2004 and $169.6 million or 16.8% from December 31, 2004. The acquisition of Red Oak Bank on May 20, 2005 contributed to this growth.

On June 30, 2005 Center Bancorp, Inc. announced that it issued 1,904,761 shares of the holding company's common stock to a limited number of accredited investors in a private placement of its securities. The shares were issued at a purchase price of $10.50 per share. Net proceeds to the holding company were approximately $18.9 million, after commissions and expenses. Center Bancorp intends to utilize the net proceeds from this offering for general working capital purposes and to expand the Company's capital position in order to support future asset growth, to fund bank and non-bank acquisitions and to supply capital at the holding company (as distinct from the bank subsidiary) level.

At June 30, 2005, the total Tier 1 capital leverage ratio was 9.45%, the total Tier 1 Risk Based Capital ratio was 14.67% and the Total Risk Based Capital ratio was 15.39%. Total Tier 1 capital increased to approximately $101.4 million at June 30, 2005 from $67.7 million at June 30, 2004. These ratios continue to exceed those necessary to be considered a well-capitalized institution under Federal Regulatory guidelines.

At June 30, 2005, book value per common share was $7.57 as compared with $5.41 a year ago. At June 30, 2005, tangible book value per common share was $6.32 as compared to $5.19 a year ago. The Corporation recorded approximately $15.3 million in goodwill resulting from the merger with Red Oak Bank. Annualized return on average stockholders' equity for the three months ended June 30, 2005 was 10.45% compared to 13.25% for the comparable period in 2004.

Mr. Davis concluded: "Our challenge will be to continue to grow our commercial business base and increase loans while containing operating expense and the more significant cost of funds as we make progress in driving more revenue to the bottom line. We believe that the second quarter results are supportive of the Company's stated goals to deliver consistent earnings performance."

Center Bancorp, Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, currently operates thirteen banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Madison, Millburn/Vauxhall, Morristown (2 locations), Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Union New Jersey Transit train station and in Union Hospital. The Bank recently received approvals to install and operate two additional off-premise ATM locations in the Chatham and Madison New Jersey Transit Stations.

Union Center National Bank is the largest commercial Bank headquartered in Union County; it was chartered in 1923 and is a full-service banking company.

For further information regarding Center Bancorp Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at "http://www.centerbancorp.com" ~http://www.centerbancorp.com.

All non-historical statements in this press release (including statements regarding loan and core deposit growth, interest rates and the Corporation's net interest margin) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements  may  use  such  forward-looking  terminology  as  "expect,"  "look,"
"believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Center Bancorp, Inc. and Subsidiaries
Consolidated Statements of Condition
                                                  June   30,    December 31,
------------------------------------------       -----------    -----------
(Dollars In Thousands)                                2005           2004
------------------------------------------       -----------    -----------
                                                 (unaudited)
------------------------------------------       -----------    -----------
ASSETS
 Cash and due from banks                         $    32,001    $    12,033
 Federal funds sold and securities
    purchased under agreement to resell                    0              0
------------------------------------------       -----------    -----------
 Total cash and cash equivalents                 $    32,001         12,033
 Investment securities held to maturity
    (approximate market value of $154,017
    in 2005 and $127,898 in 2004)                    151,088        124,162
 Investment securities available-for-sale            436,670        453,524
------------------------------------------       -----------    -----------
   Total investment securities                       587,758        577,686
 Loans, net of unearned income                       498,602        377,304
 Less--Allowance for loan losses                       4,995          3,781
------------------------------------------       -----------    -----------
   Net loans                                         493,607        373,523
 Premises and equipment, net                          18,110         17,622
 Accrued interest receivable                           5,649          4,533
 Bank owned separate account life
   insurance                                          18,215         17,848
 Other assets                                          6,452          3,679
 Goodwill                                             16,776          2,091
------------------------------------------       -----------    -----------
  Total assets                                   $ 1,178,568    $ 1,009,015
==========================================       ===========    ============

 LIABILITIES
 Deposits:
  Non-interest-bearing                           $   148,742    $   127,226
 Interest-bearing:
   Certificates of deposit $100,000
   and over                                          118,126        163,810
 Interest-bearing demand, savings
   and time deposits                                 454,338        411,236
------------------------------------------       -----------    -----------
 Total deposits                                      721,206        702,272
 Short-term borrowings                               164,934        101,357
 Long-term borrowings                                168,555        115,000
 Subordinated debentures                              15,465         15,465
 Accounts payable and accrued
   liabilities                                         6,724          6,278
------------------------------------------       -----------    -----------
 Total liabilities                                 1,076,884        940,372
------------------------------------------       -----------    -----------

STOCKHOLDERS' EQUITY
Preferred Stock, no par value, Authorized
   5,000,000 shares; None Issued                           0              0
Common stock, no par value: Authorized
   20,000,000 shares; issued 14,467,962
   and 11,475,446 shares in 2005 and 2004,
   respectively                                       65,592         30,441
 Additional paid in capital                            3,775          4,477
 Retained earnings                                    37,081         36,973
 Treasury stock at cost (1,041,920
    and 1,056,972 shares in 2005 and
    2004, respectively)                               (3,721)        (3,775)
 Restricted stock                                          0              0
 Accumulated other comprehensive (loss)/income        (1,043)           527
------------------------------------------       -----------    -----------
 Total stockholders' equity                          101,684         68,643
------------------------------------------       -----------    -----------
 Total liabilities and stockholders' equity      $ 1,178,568    $ 1,009,015
==========================================       ===========    ============

All per common share amounts have been adjusted retroactively for common stock splits and common stock dividends impacting the periods presented.

                      Center Bancorp, Inc. and Subsidiaries
                        Consolidated Statements of Income
                                                                     Three Months Ended         Six Months Ended
(Unaudited)                                                              June 30,                    June 30,
-------------------------------------------------------------   -----------   -----------   -----------   -----------
(In Thousands, Except Per Share Data)                                  2005          2004          2005          2004
-------------------------------------------------------------   -----------   -----------   -----------   -----------
Interest income:
 Interest and fees on loans                                     $     5,928   $     4,490   $    10,961   $     8,866
 Interest and dividends on investment securities:
 Taxable interest income                                              4,935         4,119         9,423         8,099
 Non-taxable interest income                                            992           853         1,965         1,733
 Dividends                                                              465           270           915           604
 Interest on Federal funds sold and securities purchased
   under agreement to resell                                             17             0            29             0
-------------------------------------------------------------   -----------   -----------   -----------   -----------
 Total interest income                                               12,337         9,732        23,293        19,302
-------------------------------------------------------------   -----------   -----------   -----------   -----------
 Interest expense:
  Interest on certificates of deposit $100,000 and over                 987            92         1,986           193
  Interest on other deposits                                          1,896         1,561         3,456         3,202
  Interest on borrowings                                              2,605         1,580         4,587         3,025
-------------------------------------------------------------   -----------   -----------   -----------   -----------
 Total interest expense                                               5,488         3,233        10,029         6,420
-------------------------------------------------------------   -----------   -----------   -----------   -----------
 Net interest income                                                  6,849         6,499        13,264        12,882
 Provision for loan losses                                                0           205             0           410
-------------------------------------------------------------   -----------   -----------   -----------   -----------
 Net interest income after provision for loan losses                  6,849         6,294        13,264        12,472
-------------------------------------------------------------   -----------   -----------   -----------   -----------
Other income:
 Service charges, commissions and fees                                  475           477           970           958
 Other income                                                           159           109           255           211
 Annuity & Insurance                                                     72            12           114            20
 Bank Owned Life Insurance                                              185           192           367           358
 Gain on securities sold                                                 23            31            36           157
-------------------------------------------------------------   -----------   -----------   -----------   -----------
 Total other income                                                     914           821         1,742         1,704
-------------------------------------------------------------   -----------   -----------   -----------   -----------
Other expense:
 Salaries and employee benefits                                       3,004         2,641         5,881         5,278
 Occupancy, net                                                         442           459         1,012         1,022
 Premises and equipment                                                 483           475           941           920
 Stationery and printing                                                181           144           302           296
 Marketing and advertising                                              160           147           332           296
 Other                                                                1,153         1,038         2,294         2,083
-------------------------------------------------------------   -----------   -----------   -----------   -----------
 Total other expense                                                  5,423         4,904        10,762         9,895
-------------------------------------------------------------   -----------   -----------   -----------   -----------
 Income before income tax expense                                     2,340         2,211         4,244         4,281
 Income tax expense                                                     407           429           566           775
-------------------------------------------------------------   -----------   -----------   -----------   -----------
 Net income                                                     $     1,933   $     1,782   $     3,678   $     3,506
=============================================================   ===========   ===========   ===========   ===========
 Earnings per share: (Note 4)
 Basic                                                          $       .18   $       .19   $       .34   $       .37
 Diluted                                                        $       .18   $       .19   $       .34   $       .37
-------------------------------------------------------------   -----------   -----------   -----------   -----------
 Weighted average common shares outstanding:
 Basic                                                           10,962,507     9,422,960    10,697,411     9,410,420
 Diluted                                                         11,005,043     9,482,201    10,741,239     9,481,883
=============================================================   ===========   ===========   ===========   ===========

All per common share amounts have been adjusted retroactively for common stock splits and common stock dividends impacting the periods presented.

                      Center Bancorp, Inc. and Subsidiaries
              Average Balance Sheet with Interest and Average Rates
                              Period Ended June 30
                                  (unaudited)


                                                                            Six Month Period Ended June 30,
                                               -------------------------------------------------------------------------------
                                                                  2005                             2004
                                               -------------------------------------------------------------------------------
                                                                Interest     Average                     Interest      Average
(tax-equivalent basis,                           Average        Income/      Yield/       Average        Income/       Yield/
 dollars in thousands)                           Balance        Expense      Rate         Balance        Expense       Rate
--------------------------------------------   -----------    -----------   ---------   -----------    -----------   ---------
Assets
Interest-earning assets:
  Investment securities: (1)
    Taxable                                    $   425,932    $     9,676        4.54%  $   409,582    $     8,676        4.24%
    Non-taxable                                    145,900          3,846        5.27%       93,883          2,663        5.67%
  Loans, net of unearned income (2)                408,292         10,961        5.37%      354,665          8,865        5.00%
  Federal funds sold and securities
  purchased under agreement to resell                2,201             29        2.64%            0              0        0.00%
--------------------------------------------   -----------    -----------   ---------   -----------    -----------   ---------
  Total interest-earning assets                    982,325         24,512        4.99%      858,130         20,204        4.71%
Non-interest-earning assets
  Cash and due from banks                           19,840                                   19,841
  BOLI                                              18,013                                   16,062
  Other assets                                      33,541                                   27,380
Allowance for possible loan losses                  (4,082)                                  (3,205)
--------------------------------------------   -----------    -----------   ---------   -----------    -----------   ---------
  Total non-interest-earning assets                 67,312                                   60,078
--------------------------------------------   -----------    -----------   ---------   -----------    -----------   ---------
         Total assets                          $ 1,049,637                              $   918,208
============================================   ===========    ===========   =========   ===========    ===========   =========
Liabilities and stockholders' equity
Interest-bearing liabilities:
  Money market deposits                        $    87,849            932        2.12%  $    86,634            497        1.15%
  Savings deposits                                 113,732            765        1.35%      113,220            693        1.12%
  Time deposits                                    240,274          3,311        2.76%      154,383          2,013        2.61%
  Other interest - bearing deposits                120,873            434        0.72%      109,365            192        0.35%
 Short-term  Borrowings & FHLB Advances            260,048          4,125        3.17%      242,323          2,683        2.21%
 Subordinated Debentures                            15,465            462        5.97%       15,465            342        4.42%
--------------------------------------------   -----------    -----------   ---------   -----------    -----------   ---------
  Total interest-bearing liabilities               838,241         10,029        2.39%      731,390          6,420        1.76%
--------------------------------------------   -----------    -----------   ---------   -----------    -----------   ---------
Non-interest-bearing liabilities:
  Demand deposits                                  132,781                                  125,327
  Other non-interest-bearing deposits                2,224                                    1,220
  Other liabilities                                  5,042                                    5,655
--------------------------------------------   -----------    -----------   ---------   -----------    -----------   ---------
  Total non-interest-bearing  liabilities          140,047                                  132,202
--------------------------------------------   -----------    -----------   ---------   -----------    -----------   ---------
Stockholders' equity                                71,349                                   54,616
--------------------------------------------   -----------    -----------   ---------   -----------    -----------   ---------
  Total liabilities and stockholders' equity   $ 1,049,637                              $   918,208
============================================   ===========    ===========   =========   ===========    ===========   =========
Net interest income (tax-equivalent basis)                    $    14,483                              $    13,784
--------------------------------------------   -----------    -----------   ---------   -----------    -----------   ---------
Net Interest Spread                                                              2.60%                                    2.95%
--------------------------------------------   -----------    -----------   ---------   -----------    -----------   ---------
Net interest income as percent
 of earning-assets (net interest margin)                                         2.95%                                    3.21%
--------------------------------------------   -----------    -----------   ---------   -----------    -----------   ---------
Tax-equivalent adjustment (3)                                      (1,219)                                    (902)
--------------------------------------------   -----------    -----------   ---------   -----------    -----------   ---------
Net interest income                            $    13,264                                                           $  12,882
============================================   ===========    ===========   =========   ===========    ===========   =========


(1) Average balances for available-for-sale securities are based on amortized cost
(2)   Average balances for loans include loans on non-accrual status
(3) The tax-equivalent adjustment was computed based on a statutory Federal income tax rate of 34 percent

                     Center Bancorp, Inc. and Subsidiaries
             Average Balance Sheet with Interest and Average Rates
                              Period Ended June 30
                                  (unaudited)


                                                                        Three Month Period Ended June 30,
------------------------------------------------------------------------------------------------------------------------------------
                                                                     2005                             2004
                                                  ----------------------------------------------------------------------------------
                                                                   Interest      Average                    Interest       Average
(tax-equivalent basis,                               Average       Income/       Yield/       Average        Income/        Yield/
 dollars in thousands)                               Balance       Expense        Rate        Balance        Expense        Rate
-----------------------------------------------   -----------    -----------    ---------   -----------    -----------    ---------
Assets
Interest-earning assets:
  Investment securities: (1)
    Taxable                                       $   437,799    $     5,041         4.61%  $   409,893    $     4,384         4.28%
    Non-taxable                                       143,506          1,974         5.50%       89,277          1,299         5.82%
  Loans, net of unearned income (2)                   435,539          5,928         5.44%      361,523          4,490         4.97%
  Federal funds sold and securities
    purchased under agreement to resell                 2,397             17         2.84%            0              0         0.00%
-----------------------------------------------   -----------    -----------    ---------   -----------    -----------    ---------
  Total interest-earning assets                     1,019,241         12,960         5.09%      860,693         10,173         4.73%
Non-interest-earning assets
  Cash and due from banks                              20,478                                    18,743
  BOLI                                                 18,103                                    16,062
  Other assets                                         38,143                                    30,027
Allowance for possible loan losses                     (4,343)                                   (3,315)
-----------------------------------------------   -----------    -----------    ---------   -----------    -----------    ---------
  Total non-interest-earning assets                    72,381                                    61,517
-----------------------------------------------   -----------    -----------    ---------   -----------    -----------    ---------
  Total assets                                    $ 1,091,622                               $   922,210
-----------------------------------------------   -----------    -----------    ---------   -----------    -----------    ---------
Liabilities and stockholders' equity
Interest-bearing liabilities:
  Money market deposits                           $    91,206            526         2.31%  $    95,255            235         0.99%
  Savings deposits                                    137,004            410         1.20%      141,138            339         0.96%
  Time deposits                                       235,311          1,672         2.84%      151,299            977         2.58%
  Other interest - bearing deposits                   109,153            275         1.01%       75,424            102         0.54%
 Short-term  Borrowings & FHLB Advances               286,144          2,364         3.30%      255,941          1,411         2.21%
 Subordinated Debentures                               15,465            241         6.23%       15,465            169         4.37%
-----------------------------------------------   -----------    -----------    ---------   -----------    -----------    ---------
  Total interest-bearing liabilities                  874,283          5,488         2.51%      734,522          3,233         1.76%
-----------------------------------------------   -----------    -----------    ---------   -----------    -----------    ---------
Non-interest-bearing liabilities:
  Demand deposits                                     135,433                                   127,222
  Other non-interest-bearing deposits                   2,785                                       631
  Other liabilities                                     5,150                                     6,047
-----------------------------------------------   -----------    -----------    ---------   -----------    -----------    ---------
  Total non-interest-bearing  liabilities             143,368                                   133,900
-----------------------------------------------   -----------    -----------    ---------   -----------    -----------    ---------
Stockholders' equity                                   73,971                                    53,788
-----------------------------------------------   -----------    -----------    ---------   -----------    -----------    ---------
  Total liabilities and stockholders' equity      $ 1,091,622                               $   922,210
-----------------------------------------------   -----------    -----------    ---------   -----------    -----------    ---------
Net interest income (tax-equivalent basis)                       $     7,472                               $     6,940
-----------------------------------------------   -----------    -----------    ---------   -----------    -----------    ---------
Net Interest Spread                                                                  2.58%                                     2.97%
-----------------------------------------------   -----------    -----------    ---------   -----------    -----------    ---------
Net interest income as percent
 of earning-assets (net interest margin)                                             2.93%                                     3.23%
-----------------------------------------------   -----------    -----------    ---------   -----------    -----------    ---------
Tax-equivalent adjustment (3)                                           (623)                                     (441)
-----------------------------------------------   -----------    -----------    ---------   -----------    -----------    ---------
Net interest income                                              $     6,849                               $     6,499
-----------------------------------------------   -----------    -----------    ---------   -----------    -----------    ---------


(1) Average balances for available-for-sale securities are based on amortized cost
(2)   Average balances for loans include loans on non-accrual status
(3) The tax-equivalent adjustment was computed based on a statutory Federal income tax rate of 34 percent